UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT Pursuant

to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of report (Date of earliest event reported):	April 30, 2012

April 30, 2012

Solitron Devices, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Delaware
(State or Other Jurisdiction of Incorporation)

001-04978	22-1684144
(Commission File Number)	(IRS Employer Identification No.)

3301 Electronics Way, West Palm Beach, Florida	33407
(Address of Principal Executive Offices)	(Zip Code)

(561) 848-4311
(Registrant’s Telephone Number, Including Area Code)

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On April 30, 2012, Solitron Devices, Inc. (the "Company") and EuroBank (the "Landlord") entered into a lease (the "Lease"), effective as of February 1, 2012, for the Company's executive offices located at 3301 Electronics Way, West Palm Beach, Florida 33407 (the "Property"). The initial term of the Lease is for four years and eleven months beginning on February 1, 2012 and ending on December 31, 2016. The Company has the option to extend the initial term of the Lease for an additional five years beginning on January 1, 2017 and ending on December 31, 2021, which option must be exercised by the Company giving written notice to the Landlord at least one hundred and eighty days before December 31, 2016 or the option will be waived.

Pursuant to the Lease, the Company will pay a base rent of $29,743.23 a month, plus sales tax, to the Landlord on the first day of each and every month. Commencing on January 1, 2013 and on the first day of January of every subsequent year, the base rent will be increased to compensate for changes in the cost of living, provided that in no event will the base rent be increased by less than three percent nor more than five percent annually. In addition, pursuant to the Lease, the Company will pay for the cost of electrical and air conditioning service to the Property. Until electrical and air conditioning service to the Property is separately metered, the Company will pay the Landlord $5,760 a month.

The Lease includes customary provisions providing for late fees for unpaid rent, Landlord access to the property and events of default. The Company intends to file a copy of the Lease with the Company's Form 10-K for the year ended February 29, 2012.

SIGNATURE

Pursuant to the requirement of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

May 4, 2012	SOLITRON DEVICES, INC.

/s/ Shevach Saraf
Shevach Saraf, President, Chief Financial Officer Chairman, Chief Executive Officer, & Treasurer